UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2005

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
   ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
   ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
   ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 28, 2004, the Board of Directors of The McClatchy Company (the "Company" or "McClatchy") adopted The McClatchy Company 2004 Stock Incentive Plan ("Plan"), a copy of which is on file with the SEC as Exhibit Number 10.14 to the Company's Form 10-Q for the quarter ended June 27, 2004 (File no. 333-46501). The stockholders of McClatchy approved the Plan on May 19, 2004.

Pursuant to the Plan, McClatchy intends to make, from time to time, awards of stock appreciation rights ("SARs") to employees (including executive officers). Awards issued under the Plan will be evidenced by a Stock Appreciation Rights Agreement (the "Agreement") in substantially the form attached hereto as Exhibit 99.1.

I. Material Terms and Conditions of the form of the Stock Appreciation Rights Agreement

The following summary of the material terms and conditions of the general form of Agreement is qualified in its entirety by reference to the Agreement, which is incorporated by reference to Exhibit 99.1 hereto.

Term and Expiration of the SAR. The SAR expires ten (10) years after the grant date. In the event the grantee's employment is terminated, except by death, then his or her SAR shall expire on the earliest of the following occasions: (i) ten years after the grant date; (ii) three years after the termination of service if the termination occurs on or after the earliest date when the grantee is eligible for early or normal retirement under the McClatchy Retirement Plan; (iii) three years after the termination of service if termination occurs because of the grantee's total and permanent disability; or (iv) ninety days after the termination of service if such termination is not described in (ii) or (iii) above.

If the grantee dies while in service, then his or her SAR shall expire either at the end of the ten-year term of the SAR or three years after the grantee's death, whichever is earlier. All or part of the grantee's SAR may be exercised at any time before expiration by the executors or administrators of the grantee's estate or by the grantee's beneficiaries.

Exercise Procedures. The grantee or the grantee's representative may exercise the grantee's SAR by giving a written and signed notice to the Secretary of the Company. The notice must specify the election to exercise the SAR, the number of shares for which it is being exercised, the form of payment and whether the shares withholding to pay tax will be used. After receipt of a proper notice of exercise, the Company shall issue the share certificate(s). Partial exercises of this SAR may not be made for less than 100 shares (without regard to adjustments).

Payment for Stock. All or part of the purchase price may be paid in cash, stock (provided the shares have been owned for more than 12 months and have a fair market value on the date of exercise equal to the purchase price), or by a cashless exercise. A cashless exercise by an executive officer or director of the Company must be approved in advance by the Company.

The Committee shall have the authority to settle all or part of an exercisable installment of the SAR by offering payment in shares, cash or any combination of shares and cash, in exchange for surrender of that installment or partial installment.

Restriction on Transfer of Shares or SAR. The Company may impose restrictions upon the sale, pledge, or other transfer of the shares (including the placement of appropriate legends on stock certificates), if the Company deems such restrictions as necessary or desirable to achieve compliance with the Securities Act. Also, the grantee cannot transfer, assign or sell his her SAR.

Adjustment of Shares. In the event of a subdivision of the outstanding stock, a declaration of a dividend payable in shares, a declaration of a dividend payable in cash in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding stock (by reclassification or otherwise) into a lesser number of shares, or a similar occurrence, the Committee shall make appropriate adjustments in the number of shares and/or the exercise price under the grantee's SAR.

Change in Control. The grantee is entitled to immediate 100% vesting of any unexpired SAR upon a change in control (as defined in the Plan).

II. Material Terms and Conditions of the form of the Director SAR Agreement

The following summary of the material terms and conditions of the general form of Director Agreement is qualified in its entirety by reference to the Director Agreement, which is incorporated by reference to Exhibit 99.2 hereto.

Term and Expiration of the SAR. The SAR expires ten (10) years after the grant date. In the event of termination of continuous status as a director, other than by death, disability or retirement, then his or her SAR shall expire ninety (90) days after the termination of director service. In the event the grantee's status as a director terminates as a result of death, disability or retirement, then his or her SAR shall expire either at the end of the ten-year term of the SAR or three years after the termination on account of death, disability or retirement.

Exercise Procedures. SARs are exercisable by written notice, and such notice shall specify the election to exercise the SAR and the number of shares for which it is being exercised, and shall be accompanied by payment of the exercise price. SARs may not be exercised for a fraction of a share.

Restriction on Exercise and Transfer of SAR. The SAR may not be exercised if the issuance or method of payment would constitute a violation under federal or state laws. Also, the SAR cannot be transferred.

Adjustment of Shares. In the event of change in capitalization, the number of shares and/or the price per share shall be proportionately adjusted. In the event of a proposed dissolution or liquidation of the company, outstanding SARs shall terminate immediately prior to the consummation of such proposed action.

Change in Control. All outstanding and unexpired SARs shall become fully vested and exercisable upon a change in control (as defined in the 2001 Plan), including as to shares for which it would not otherwise be exercisable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

December 13, 2005 The McClatchy Company

By: Patrick J. Talamantes

By: Patrick J. Talamantes

Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number Description

99.1 The McClatchy Company 2004 Stock Incentive Plan Stock Appreciation Rights Agreement